EXHIBIT 21.1

LIST OF SUBSIDIARIES OF GUARDION HEALTH SCIENCES, INC.

Name	State or Other Jurisdiction of Incorporation

NutriGuard Formulations, Inc.	Delaware
Viactiv Nutrititionals, Inc.	Delaware